Exhibit 4.1

CATERPILLAR INC.
SUPPLEMENTAL DEFERRED
COMPENSATION PLAN
(Effective as of January 1, 2005)

CATERPILLAR INC.
SUPPLEMENTAL DEFERRED COMPENSATION PLAN

PREAMBLE

By the adoption of this document, Caterpillar Inc. (the “Company”) hereby establishes the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to provide additional income deferral and investment opportunities to a select group of management or highly compensated employees who participate in the Caterpillar 401(k) Plan. The Plan is effective as of January 1, 2005.

ARTICLE I
DEFINITIONS

1.1 General. When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not begin a sentence, the word or phrase shall be a term defined in this Article I, unless a clearly different meaning is required by the context in which the word or phrase is used or the word or phrase is defined for a limited purpose elsewhere in the Plan document:

(a) “401(k) Plan” means the Caterpillar 401(k) Plan, as amended or any successor to such plan.

(b) “Adopting Affiliate” means any Affiliate that has been authorized by the Company to adopt the Plan and which has adopted the Plan in accordance with Section 2.3 (Adoption by Affiliates). All Affiliates that adopted SEIP and/or DEIP on or before March 25, 2007 and that had not terminated such adoption shall be Adopting Affiliates of the Plan.

(c) “Affiliate” means a parent business that controls, or a subsidiary business that is controlled by, the Company.

(d) “Base Pay” means the base salary paid to a Participant as determined in accordance with the established pay practices of the Company and Adopting Affiliates. Base Pay shall include any lump-sum base salary adjustment and any variable base pay.
(e) “BFC” means the Benefit Funds Committee of the Company, which is the committee formed by resolution of the Board of Directors of the Company and which has the responsibility and authority to ensure the proper operation and management of the financial aspects of the Plan.

(f) “Board” means the Board of Directors of the Company, or any authorized committee of the Board.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h) “Company” means Caterpillar Inc., and, to the extent provided in Section 10.8 (Successors) below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

(i) “Company Stock” means common stock issued by the Company.

(j) “Company Stock Fund” means the hypothetical Investment Fund described in Section 5.3 (Special Company Stock Fund Provisions).

(k) “Deferral Agreement” means the deferral agreement(s) described in Section 3.1 (Deferral Agreement) that are entered into by a Participant pursuant to the Plan.

(l) “DEIP” means the Caterpillar Inc. Deferred Employees’ Investment Plan, as amended.

(m) “Director” means the Company’s Director of Compensation and Benefits.

(n) “Disability” or “Disabled” means that a Participant is determined to be totally disabled by the United States Social Security Administration.

(o) “Distribution Election Form” means the election form by which a Participant elects the time and manner in which his accounts shall be distributed pursuant to Section 6.4 (Form of Distribution) and 6.5 (Timing of Distribution). The Plan Administrator may, in his sole discretion, require two separate Distribution Election Forms for purposes of making distributions regarding the time and manner in which accounts will be distributed, respectively.

(p) “Effective Date” means January 1, 2005.

(q) “Eligible Pay” means Base Pay minus any Supplemental Deferrals of Base Pay.

(r) “Excess Deferral Account” means the bookkeeping account maintained pursuant to the Plan to record amounts deferred under Section 3.3(b) (Deferrals - Excess Deferrals).

(s) “Excess Deferrals” means the deferrals allocated to a Participant’s Excess Deferral Account in accordance with Section 3.3(b) (Deferrals - Excess Deferrals).

(t) “Excess Matching Credit Account” means the bookkeeping account maintained pursuant to the Plan to record the amounts credited to a Participant in accordance with Section 3.4(b) (Matching Credits - Excess Matching Credit).

(u) “Excess Matching Credits” means the matching credits allocated to a Participant’s Excess Matching Credit Account in accordance with Section 3.4(b) (Matching Credits - Excess Matching Credit).

(v) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

(w) “ESTIP” means the Caterpillar Inc. Executive Short-Term Incentive Plan, as amended or any predecessor or successor to such plan.

(x) “Incentive Compensation” means STIP Pay, LTCPP Pay and Lump-Sum Awards.

(y) “Investment Fund” means the notional investment fund or funds established by the Plan Administrator pursuant to Article V (Investment of Accounts).

(z) “Key Employee” means a “key employee” as defined in Section 416(i) of the Code without regard to Section 416(i)(5).

(aa) “LTCPP Pay” means the amounts designated by the Company as the cash-based performance award under the “Long-Term Cash Performance Plan” and paid pursuant to the terms of the Caterpillar Inc. 2006 Long-Term Incentive Plan.

(bb) “Lump-Sum Award” means the discretionary lump-sum cash awards paid to employees pursuant to the uniform and nondiscriminatory pay practices of the Company or an Affiliate, but not including any lump-sum base salary adjustment.

(cc) “Participant” means an employee of the Company or any Adopting Affiliate who satisfies the eligibility requirements for participation in the Plan and who affirmatively elects to participate in the Plan pursuant to Section 2.1 (Eligibility and Participation).

(dd) “Plan” means the Caterpillar Inc. Supplemental Deferred Compensation Plan, as set forth herein and as it may be amended from time to time.

(ee) “Plan Administrator” means the Director.

(ff) “Plan Year” means the calendar year.

(gg) “Qualified Military Service” means service by a Participant or employee in the armed forces of the United States of a character that entitles the Participant or employee to re-employment under the Uniformed Services Employment and Reemployment Rights Act of 1994, but only if the Participant or employee is re-employed during the period following such service in which his right of re-employment is protected by such Act.

(hh) “SEIP” means the Caterpillar Inc. Supplemental Employees’ Investment Plan, as amended.

(ii) “Separation from Service” means separation from service as determined in accordance with any regulations, rulings or other guidance issued by the Department of the Treasury pursuant to Section 409A(a)(2)(A)(i) of the Code, as it may be amended or replaced from time to time.

(jj) “Supplemental Deferral Account” means the bookkeeping account maintained pursuant to the Plan to record amounts deferred under Section 3.3(a) (Deferrals - Supplemental Deferrals).

(kk) “Supplemental Deferrals” means the deferrals allocated to a Participant’s Supplemental Deferral Account in accordance with Section 3.3(a) (Deferrals - Supplemental Deferrals).

(ll) “Supplemental Matching Credit Account” means the bookkeeping account maintained pursuant to the Plan to record the amounts credited to a Participant in accordance with Section 3.4(a) (Matching Credits - Supplemental Matching Credit).

(mm) “Supplemental Matching Credits” means the matching credits allocated to a Participant’s Supplemental Matching Credit Account in accordance with Section 3.4(a) (Matching Credits - Supplemental Matching Credit).

(nn) “STIP” means the Caterpillar Inc. Short-Term Incentive Plan, as amended or any successor to such plan.

(oo) “STIP Pay” means amounts paid to employees of the Company or an Adopting Affiliate pursuant to the terms of STIP and/or ESTIP.

(pp) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For purposes of the Plan, an “Unforeseeable Emergency” shall not include a Participant’s need to send his or her child to college or a Participant’s desire to purchase a home.

(qq) “Valuation Date” means each day of the Plan Year on which the New York Stock Exchange is open for trading.

1.2 Construction. The masculine gender, when appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the Plan clearly states to the contrary. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the Plan. If any provision of the Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect. All of the provisions of the Plan shall be construed and enforced according to the laws of the State of Illinois without regard to conflict of law principles and shall be administered according to the laws of such state, except as otherwise required by ERISA, the Code, or other Federal law.

ARTICLE II
ELIGIBILITY; ADOPTION BY AFFILIATES

2.1 Eligibility and Participation. An employee shall be eligible to participate in the Plan if he (a) is in salary grade 28 or higher pursuant to the Company’s standard salary grades; (b) is a participant in the 401(k) Plan, provided, that, this clause (b) shall not apply in the first calendar year that the employee is employed by the Company or an Adopting Affiliate if, at the time his employment commenced, he had already made elective deferrals equal to or in excess of the applicable dollar amount for purposes of Section 402(g) of the Code and (if applicable) catch-up contributions equal to or in excess of the applicable dollar amount for purposes of Sections 402(g) and 414(v)(2)(B) of the Code, for such calendar year; and (c) has received written notice of his eligibility from the Plan Administrator or his delegate. An eligible employee shall elect to participate in the Plan by completing a Deferral Agreement as provided in Section 3.1 (Deferral Agreement). Notwithstanding the foregoing, if an employee is employed in a division of the Company or by an Affiliate that does not use the Company’s standard salary grades, such employee shall be eligible to participate in the Plan if he (1) is in a salary grade that is considered in all respects to be the equivalent of a salary grade 28 or higher pursuant to the Company’s standard salary grades; (2) is a participant in the 401(k) Plan, provided, that, this clause (2) shall not apply to the same extent as clause (b) of this Section 2.1; and (3) has received written notice of his eligibility from the Plan Administrator or his delegate. The Plan Administrator shall determine in a uniform and nondiscriminatory manner whether a salary grade is equivalent for this purpose.

2.2  Discontinuance of Participation. The Plan Administrator shall discontinue an individual’s participation in the Plan, and the Supplemental Deferrals and/or Excess Deferrals for the individual shall immediately cease, if the individual is no longer in a salary grade of 28 or higher (or the equivalent, as described above). If an individual’s participation is discontinued, the individual will no longer be eligible to make deferrals or to receive matching credits under the Plan. The individual will not be entitled to receive a distribution, however, until the occurrence of another event (e.g., death or Separation from Service) that entitles the Participant to receive a distribution. The Participant’s accounts will continue to be adjusted to reflect investment earnings or losses in accordance with Section 5.1 (Adjustment of Accounts) until the accounts are distributed.

2.3 Adoption by Affiliates. An employee of an Affiliate may not become a Participant in the Plan unless the Affiliate has previously adopted the Plan. An Affiliate of the Company may adopt the Plan only with the approval of the Company. By adopting the Plan, the Affiliate shall be deemed to have agreed to assume the obligations and liabilities imposed upon it by the Plan, agreed to comply with all of the other terms and provisions of the Plan, delegated to the Plan Administrator (and the BFC as applicable) the power and responsibility to administer the Plan with respect to the Affiliate’s employees, and delegated to the Company the full power to amend or terminate the Plan with respect to the Affiliate’s employees. Notwithstanding the foregoing, an Affiliate that has previously adopted the Plan may terminate its participation in the Plan in accordance with such rules and procedures that are promulgated by the Company.

ARTICLE III
DEFERRALS AND MATCHING CREDITS
3.1 Deferral Agreement.

(a) General. In order to make Supplemental Deferrals and/or Excess Deferrals, a Participant must complete a Deferral Agreement in the form and during the election period prescribed by the Plan Administrator. In the Deferral Agreement, the Participant shall agree to reduce his compensation in exchange for Supplemental Deferrals and/or Excess Deferrals. The Deferral Agreement shall be delivered to the Plan Administrator by the time specified in Section 3.2 (Timing of Deferral Elections). At the end of the election period prescribed by the Plan Administrator, an election made by a Participant pursuant to a Deferral Agreement shall be irrevocable with respect to the Plan Year covered by the election.

(b) Initial Deferral Agreement.

(1) Deferrals Prior to March 26, 2007. Except as otherwise provided in paragraph (b)(2) below, a Participant shall not be permitted to make Supplemental Deferrals and/or Excess Deferrals pursuant to this Plan prior to March 26, 2007.

(2) SEIP and DEIP. The deferral elections made pursuant to SEIP and DEIP relating to amounts to be deferred in 2007 on and after March 26, 2007 shall apply to the Plan as provided in Section 7.4 (Deferral Elections).

(c) Revocation. The Plan Administrator shall terminate a Participant’s election to make Supplemental Deferrals and/or Excess Deferrals if the Participant has made a withdrawal due to Unforeseeable Emergency as provided in Section 6.9 (Payment Upon Unforeseeable Emergency), but only to the extent that terminating the election would help the Participant to meet the related emergency need. Similarly, the Plan Administrator, in his sole discretion, may permit a Participant to terminate an election to make Supplemental Deferrals and/or Excess Deferrals if such termination is required for the Participant to obtain a hardship distribution from the 401(k) Plan. Following termination of a Participant’s election pursuant to this paragraph (c), the Plan Administrator, in his sole discretion, may permit such Participant to submit a Deferral Agreement following the Unforeseeable Emergency withdrawal in accordance with Section 3.2(c) (Timing of Deferral Elections - Initial Deferral Election) except that the 30-day period described in such Section shall run from the date the Plan Administrator notifies the Participant of eligibility to once again make Supplemental Deferrals and/or Excess Deferrals.

3.2 Timing of Deferral Elections.

a) Deferral of Base Pay. Deferral Agreements that relate to the deferral of Base Pay (including deferrals of Eligible Pay) shall be completed by the Participant and delivered to the Plan Administrator prior to the beginning of the Plan Year in which the Base Pay to be deferred is otherwise payable to the Participant. The Deferral Agreement will remain in effect from year-to-year until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in his discretion, may require an earlier time by which the election to defer Base Pay must be completed. Notwithstanding any provision of the Plan to the contrary, a Deferral Agreement shall also apply to Base Pay paid to a Participant after the Participant’s Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and non-discriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant’s Separation from Service.

b) Deferral of Incentive Compensation. Deferral Agreements that relate to the deferral of Incentive Compensation shall be completed by the Participant and delivered to the Plan Administrator prior to the date that is six months before the end of the performance period to which the Incentive Compensation relates. The Deferral Agreement will remain in effect with respect to all future Incentive Compensation until changed by the Participant in accordance with the preceding sentence. The Plan Administrator, in his discretion, may require an earlier time by which the election to defer Incentive Compensation must be completed. In addition, the Plan Administrator, in his discretion, may require that Participants make separate elections for one or more different types of Incentive Compensation (e.g., STIP Pay, LTCPP Pay and Lump-Sum Awards). Notwithstanding any provision of the Plan to the contrary, a Deferral Agreement shall also apply to Incentive Compensation paid to a Participant after the Participant’s Separation from Service but within a time period identified by the Plan Administrator in its sole discretion and in a uniform and non-discriminatory manner, which time period shall not exceed two and one-half months from the date of the Participant’s Separation from Service.

c) Initial Deferral Election. For the Plan Year in which an eligible employee first becomes eligible to participate in the Plan (but only if the eligible employee has never been eligible to participate in another “account balance plan,” other than a separation pay plan, of the Company or an Affiliate that is aggregated with the Plan under Section 409A of the Code), the Participant may elect to make Supplemental Deferrals and Excess Deferrals with respect to compensation for services to be performed subsequent to the date of the election, by completing and delivering a Deferral Agreement within 30 days after the date the Participant becomes eligible to participate in the Plan.

d) Deferral Elections Upon Re-Employment. An individual who incurs a Separation from Service and who at the time of such Separation from Service is a Participant is subsequently re-employed by the Company or an Affiliate and who meets the eligibility requirements for active participation in the Plan pursuant to Section 2.1 (Eligibility and Participation, upon re-employment such individual shall be only permitted to complete a Deferral Agreement during the annual election period described in Section 3.1(a) (Deferral Agreement - General). The provisions of paragraph (c) of this Section 3.2 shall not apply to such a Participant.

3.3 Deferrals.

(a) Supplemental Deferrals. Any Participant may elect to supplement the deferrals made pursuant to the 401(k) Plan by deferring, pursuant to a Deferral Agreement, the receipt of up to 70% (designated in whole percentages) of the Base Pay and/or up to 70% (designated in whole percentages) of the Incentive Compensation, otherwise payable to the Participant by the Company or an Adopting Affiliate in any Plan Year. The amount deferred pursuant to this paragraph (a) shall be allocated to the Supplemental Deferral Account maintained for the Participant.

(b) Excess Deferrals. Any Participant may elect to defer, pursuant to a Deferral Agreement, the receipt of 6% of the Eligible Pay otherwise payable to him by the Company or an Adopting Affiliate in any Plan Year. A Participant’s election to receive Excess Deferrals shall only apply to the Eligible Pay that is in excess of the dollar limit imposed by Section 401(a)(17) of the Code during that Plan Year. The amount deferred pursuant to this paragraph (b) shall be allocated to the Excess Deferral Account maintained for the Participant.

3.4 Matching Credits. As of the last day of each Plan Year (or more frequently), the Plan Administrator shall allocate matching credits to the Participant’s accounts for that Plan Year as follows:

(a) Supplemental Matching Credit. The Supplemental Matching Credit shall be in an amount equal to: (1) 6% of the Base Pay deferred by the Participant as Supplemental Deferrals and (2) 100% of the STIP Pay and Lump-Sum Awards deferred by the Participant as Supplemental Deferrals (up to a maximum of 6% of the Participant’s STIP Pay and Lump-Sum Awards for the Plan Year). LTCPP Pay deferred by the Participant as Supplemental Deferrals shall not be considered when determining Supplemental Matching Credits. The amount credited pursuant to this paragraph (a) shall be allocated to the Supplemental Matching Credit Account maintained for the Participant.

(b) Excess Matching Credit. The Excess Matching Credit shall be in an amount equal to 100% of the Participant’s Excess Deferrals. The amount credited pursuant to this paragraph (b) shall be allocated to the Excess Matching Credit Account maintained for the Participant.

3.5 Certain Deferrals and Matching Credits. Supplemental Deferrals, Excess Deferrals, Supplemental Matching Credits and Excess Matching Credits allocated to Participants for the 2005, 2006 and 2007 Plan Years prior to the spin-off described in Article VII (Spin-Off From SEIP and DEIP) shall have been made initially to SEIP and DEIP but shall be transferred to this Plan and become subject hereto by virtue of such spin-off. For periods beginning on and after such spin-off, Supplemental Deferrals, Excess Deferrals, Supplemental Matching Credits and Excess Matching Credits shall be made pursuant to the terms of this Article III.

3.6 Allocation Among Affiliates. Each Adopting Affiliate may be required to bear the costs and expenses of providing benefits accrued by Participants that are currently or were previously employees of such Adopting Affiliate. Such costs and expenses will be allocated among the Adopting Affiliates in accordance with (a) agreements entered into between the Company and any Adopting Affiliate, or (b) in the absence of such an agreement, reasonable procedures adopted by the Company.

3.7 Deferrals Attributable to Qualified Military Service. An employee who was, or was eligible to become, a Participant immediately before commencing Qualified Military Service and who is re-employed following such Qualified Military Service shall, upon his returning from Qualified Military Service, have the right to elect additional Supplemental Deferrals and/or Excess Deferrals (“Additional Deferrals”) in accordance with Section 3.1 (Deferral Agreement), over a period of time equal to the lesser of (a) three times the length of his Qualified Military Service, or (b) five years. Such Participant shall also be entitled to receive Supplemental Matching Credits and/or Excess Matching Credits (“Additional Credits”) attributable to such Additional Deferrals, in accordance with Section 3.4 (Matching Credits), in the amount he would have received had such Additional Deferrals been made during his period of Qualified Military Service. All such Additional Deferrals and Additional Credits shall be deemed to have been received during the period of Qualified Military Service for purposes of applying all limitations under this Plan, but shall otherwise be subject to the terms of the Plan, including but not limited to the provisions of Section 3.1 (Deferral Agreement), Section 3.2 (Timing of Deferral Elections), Section 3.3 (Deferrals) and Section 3.4 (Matching Credits). For purposes of this Section 3.7, a Participant shall be deemed to have received Base Pay and Incentive Compensation during his period of Qualified Military Service based on the rate of Base Pay and Incentive Compensation he would have received had he been an employee during such period or, if such rate cannot be determined with reasonable accuracy, based on his average Base Pay and Incentive Compensation received during the 12-month period (or his entire period of employment, if shorter) immediately prior to the period of military service. The provisions of this Section 3.7 shall be interpreted and applied in accordance with Section 414(u) of the Code.

ARTICLE IV
VESTING

4.1 Vesting. Subject to Section 10.1 (Participant’s Rights Unsecured), each Participant shall at all times be fully vested in all amounts credited to or allocable to his Supplemental Deferral Account, Excess Deferral Account, Supplemental Matching Credit Account and Excess Matching Credit Account and his rights and interest therein shall not be forfeitable.

ARTICLE V
INVESTMENT OF ACCOUNTS

5.1 Adjustment of Accounts. Except as otherwise provided elsewhere in the Plan, as of each Valuation Date, each Participant’s accounts will be adjusted to reflect credits under Article III (Deferrals and Matching Credits) and the positive or negative rate of return on the Investment Funds selected by the Participant pursuant to Section 5.2(b) (Investment Direction - Participant Directions). The rate of return will be determined by the Plan Administrator pursuant to Section 5.2(f) (Investment Direction - Investment Performance) and will be credited or charged in accordance with policies applied uniformly to all Participants.

5.2 Investment Direction.

(a) Investment Funds. Each Participant may direct the notional investment of amounts credited to his Plan accounts in one or more of the Investment Funds. The Investment Funds shall include a Company Stock Fund and such other investment funds as may be made available by the BFC. The BFC, in its discretion, may change, add or remove the Investment Funds from time to time.

(b) Participant Directions.

(1) General. Each Participant may direct that all of the amounts attributable to his accounts be invested in a single Investment Fund or may direct that whole percentage increments of his accounts be invested in such fund or funds as he shall desire in accordance with such procedures as may be established by the Plan Administrator. Unless the Plan Administrator prescribes otherwise, such procedures generally shall mirror the procedures established under the 401(k) Plan for participant investment direction.

(2) Spin-Off from SEIP and DEIP. Each Participant who becomes a Participant in the Plan as a result of the spin-off described in Article VII (Spin-Off From SEIP and DEIP) or by reason of Section 3.1(b)(2) (Deferral Agreement - Initial Deferral Agreement - SEIP and DEIP) shall be conclusively deemed to have directed the Plan Administrator to invest all of the amounts attributable to his accounts in the same manner as the Participant’s accounts were invested in SEIP and/or DEIP as of the effective date of the spin-off and, in the absence of an affirmative direction by the spin-off Participant regarding future deferrals pursuant to paragraph (b)(1) above, such Participant shall be conclusively deemed to have directed the Plan Administrator to invest such deferrals in the same manner as the Participant’s deferrals were directed to be invested in SEIP and/or DEIP as of the effective date of the spin-off. If a Participant participated in both SEIP and DEIP as of the effective date of the spin-off and his investment elections for future deferrals were different among plans, the Participant shall be conclusively deemed to have directed the Plan Administrator to invest future deferrals in the same manner as the Participant’s deferral elections pursuant to DEIP. The Participant may change his directions at any time in accordance with the provisions of the Plan.

(c) Changes and Intra-Fund Transfers. Participant investment directions may be changed, and amounts may be transferred from one Investment Fund to another, in accordance with the procedures established by the Plan Administrator. The designation will remain in effect until changed by the timely submission of a new designation by the Participant.

(d) Default Selection. In the absence of any designation, a Participant will be deemed to have directed the investment of his accounts in one or more “default” Investment Funds as the BFC, in its sole and absolute discretion, shall determine.

(e) Impact of Election. The Participant’s selection of Investment Funds shall serve only as a measurement of the value of the Participant’s Accounts pursuant to Section 5.1 (Adjustment of Accounts) and this Section 5.2. None of the Company, the BFC, or the Plan Administrator are required to actually invest a Participant’s accounts in accordance with the Participant’s selections.

(f) Investment Performance. Accounts shall be adjusted on each Valuation Date to reflect investment gains and losses as if the accounts were invested in the Investment Funds selected by the Participants in accordance with this Section 5.2 and charged with any and all reasonable expenses as provided in paragraph (g) below. The earnings and losses determined by the Plan Administrator in good faith and in his discretion pursuant to this Section shall be binding and conclusive on the Participant, the Participant’s beneficiary and all parties claiming through them.

(g) Charges. The Plan Administrator may (but is not required to) charge Participants’ accounts for the reasonable expenses of administration including, but not limited to, carrying out and/or accounting for investment instructions directly related to such accounts.

5.3 Special Company Stock Fund Provisions.

(a) General. A Participant’s interest in the Company Stock Fund shall be expressed in whole and fractional hypothetical units of the Company Stock Fund. The Company Stock Fund shall track an investment in Company Stock in the same manner as the 401(k) Plan’s company stock fund. Accordingly, the value of a unit in the Plan’s Company Stock Fund shall be the same as the value of a unit in the 401(k) Plan’s company stock fund.

(b) Investment Directions. A Participant’s ability to direct investments into or out of the Company Stock Fund shall be subject to such procedures as the Plan Administrator may prescribe from time to time to assure compliance with Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, and other applicable requirements. Such procedures also may limit or restrict a Participant’s ability to make (or modify previously made) deferral and distribution elections pursuant to Articles III (Deferrals and Matching Credits) and VI (Distributions), respectively. In furtherance, and not in limitation, of the foregoing, to the extent a Participant acquires any interest in an equity security under the Plan for purposes of Section 16(b), the Participant shall not dispose of that interest within six months, unless specifically exempted by Section 16(b) or any rules or regulations promulgated thereunder.

(c) Compliance with Securities Laws. Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all applicable securities law requirements, including but not limited to the last sentence of paragraph (b) above and Rule 16b-3 promulgated by the Securities Exchange Commission. To the extent that any election violates any securities law requirement or the Company’s stock trading policies and procedures, the election shall be void.

(d) Compliance with Company Trading Policies and Procedures. Any election by a Participant to hypothetically invest any amount in the Company Stock Fund, and any elections to transfer amounts from or to the Company Stock Fund to or from any other Investment Fund, shall be subject to all Company Stock trading policies promulgated by the Company. To the extent that any election violates any such trading policy or procedures, the election shall be void.
5.4 Application to Beneficiaries. Following the death of a Participant, the term “Participant” in this Article V shall refer to the Participant’s beneficiary described in Section 6.8 (Payment Upon Death).

ARTICLE VI
DISTRIBUTIONS

6.1 Limitation on Right to Receive Distribution. A Participant shall not be entitled to receive a distribution prior to the first to occur of the following events:

(a) The Participant’s Separation from Service, or in the case of a Participant who is a Key Employee, the date which is six months after the Participant’s Separation from Service;

(b) The date the Participant becomes Disabled;

(c) The Participant’s death;

(d) A specified time (or pursuant to a fixed schedule) specified at the date of deferral of compensation;

(e) An Unforeseeable Emergency; or

(f) To the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or an Adopting Affiliate or in the ownership of a substantial portion of the assets of the Company or an Adopting Affiliate.

This Section 6.1 restates the restrictions on distributions set forth in Section 409A of the Code and is intended to impose restrictions on distributions pursuant to the Plan accordingly. This Section 6.1 does not describe the instances in which distributions will be made. Rather, distributions will be made only if and when permitted both by this Section 6.1 and another provision of the Plan.

6.2 General Right to Receive Distribution. Following a Participant’s Separation from Service, death or Disability, the Participant’s Plan accounts will be distributed to the Participant in the manner and at the time provided in Sections 6.4 (Form of Distribution) and 6.5 (Timing of Distribution) or Section 6.8 (Payment Upon Death), as applicable. A transfer of a Participant from the Company or any Affiliate to any other Affiliate or the Company shall not be deemed to be a Separation from Service for purposes of this Section 6.2.

6.3 Amount of Distribution. The amount distributed to a Participant shall be based on the vested amounts credited to the Participant’s accounts as of the Valuation Date immediately preceding the date of the distribution. Amounts shall be valued at the fair market value on the relevant Valuation Date determined pursuant to uniform and non-discriminatory rules established by the Plan Administrator.

6.4 Form of Distribution. Accounts shall be distributed in cash in a single lump-sum payment or in quarterly, semi-annual or annual installments. Distributions shall be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. The method of payment and the timing of payment shall be selected by the Participant in the initial Distribution Election Form (which may be contained in and be a part of a Deferral Agreement) submitted by the Participant to the Plan Administrator on entry into the Plan. A Participant may change his distribution election by filing a new Distribution Election Form with the Plan Administrator in accordance with Section 6.6 (Changes in Time and Form of Distribution). If a revised Distribution Election Form is not honored because it was not timely filed, distributions shall be made pursuant to the most recent valid Distribution Election Form filed by the Participant. If no valid Distribution Election Form exists, the Participant’s accounts will be distributed in a single lump-sum.

6.5 Timing of Distribution. Funds will be distributed within an administratively reasonable period of time following the six-month anniversary of the Participant’s Separation from Service, death or Disability. Notwithstanding the foregoing, a Participant may elect to further defer the distribution of his accounts in accordance with Section 6.6 (Changes in Time and Form of Distribution) and in accordance with any other uniform and non-discriminatory rules and procedures established by the Plan Administrator.

6.6 Changes in Time and Form of Distribution. A new Distribution Election Form that delays the time of a payment elected by a Participant or the form of payment selected by a Participant will be subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time, and only will be honored in accordance with the following:

(a) The new form will not take effect until at least 12 months after the date on which the new form is filed with the Plan Administrator; and

(b) The election may not be made less than 12 months prior to the date the payment is scheduled to be made, is commenced or otherwise would be made; and

(c) The first payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise be made.

The provisions of this Section 6.6 are intended to comply with Section 409A(a)(4)(C) of the Code and shall be interpreted in a manner consistent with the requirements of such section and any regulations, rulings or other guidance issued pursuant thereto.

6.7 Special Election Period. Pursuant to the transitional guidance issued by the Internal Revenue Service and the Department of Treasury in Section 3.02 of I.R.S. Notice 2006-79, Participants may make distribution elections in regards to their Plan accounts in accordance with this Section 6.7.

(a) Election Period. The election period described in this Section 6.7 shall begin on April 1, 2007 and end on May 7, 2007 unless extended to a later date by the Plan Administrator in a uniform and non-discriminatory manner, in his sole discretion. In no event, however, shall such special election period extend beyond December 31, 2007.

(b) Application of Election Period. The special election period described in this Section 6.7 shall apply to Participants as provided in this paragraph (b).

(1) Participants to Whom Election Period Applies. The special election period shall only apply to the following Participants:

(i) Active Participants. Individuals who are Participants in the Plan by reason of the spin-off described in Article VII (Spin-Off From SEIP and DEIP) or by reason of Section 3.1(b)(2) (Deferral Agreement - Initial Deferral Agreement - SEIP and DEIP) and who, as of the first day of the special election period, have not incurred a Separation of Service have not died and are not Disabled;

(ii) Separated Participants. Individuals who are Participants in the Plan by reason of the spin-off described in Article VII (Spin-Off From SEIP and DEIP) and who, as of the first day of the special election period, have incurred a Separation from Service and distributions pursuant to the Plan have not yet commenced; and

(iii) Beneficiaries. Beneficiaries described in Section 6.8 (Payment Upon Death) of Participants who, as of the first day of the special election period had deceased if, as of such date, distributions pursuant to the Plan have not yet commenced with respect to the Participant.

(2) Participants to Whom Election Period Does Not Apply. The special election period shall not apply to the following Participants:

(i) Participants in Pay Status. Individuals who are Participants in the Plan by reason of the spin-off described in Article VII (Spin-Off From SEIP and DEIP) and who, as of the first day of the special election period, are receiving distributions pursuant to the Plan;

(ii) Other Participants. Any other Participants not described in paragraphs (b)(1) and (b)(2)(i)of this Section 6.7; and

(iii) Beneficiaries. Any beneficiary not described in paragraph (b)(1)(iii) of this Section 6.7.

(c) Default Provisions. If a Participant to whom the special election period applies fails to make a distribution election during the special election period the following rules shall apply:

(1) Active Participants. If a Participant identified in paragraph (b)(1)(i) above fails to make an election during the special election period, the default provisions of 6.4 (Form of Distribution) and 6.5 (Timing of Distribution) shall apply (subject to the Participant’s ability to change his distribution elections pursuant to Section 6.6. (Changes in Time and Form of Distribution)).

(2) Separated Participants and Beneficiaries.  If a Participant identified in paragraph (b)(1)(ii) above or a beneficiary described in paragraph (b)(1)(iii) above fails to affirmatively make an election during the special election period, such individual shall be deemed to have made an election pursuant to the Plan that is identical to the distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A of the Code (subject to the individual's ability to change his distribution elections pursuant to Section 6.6 (Changes in Time and Form of Distribution)).

(d) April 1, 2007 Commencements. Notwithstanding anything in this Section 6.7 to the contrary, the special election period shall not apply to a Participant or beneficiary described in Section 6.8 (Payment Upon Death) who had previously made an election (or a default election is in effect) pursuant to SEIP and/or DEIP whereby a lump-sum distribution or installment payments are scheduled to commence as of April 1, 2007. In the case of these Participants and beneficiaries, such lump sum distribution or installment payments shall commence as of April 1, 2007 as previously elected (i.e., in accordance with the distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A of the Code).

6.8 Payment Upon Death.

(a) Beneficiary Designation. If a Participant should die before receiving a full distribution of his Plan accounts, distribution shall be made to the beneficiary designated by the Participant, in accordance with such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then the Participant’s beneficiary shall be that person or persons entitled to receive distributions of the Participant’s accounts under the 401(k) Plan.

(b) Timing and Form of Payment to Beneficiary.

(1) Payments Commenced at Time of Death. If, at the time of the Participant’s death, installment payments of the Participant’s accounts have commenced pursuant to this Article VI, such payments shall continue to the Participant’s beneficiary in the same time and the same form as if the Participant has remained alive until the last installment payment was scheduled to be made. Notwithstanding the foregoing, a beneficiary may take a withdrawal upon an Unforeseeable Emergency pursuant to Section 6.9 (Payment Upon Unforeseeable Emergency), applying the provisions of such Section by substituting the term “beneficiary” for “Participant.”

(2) Payments Not Commenced at Time of Death. If, at the time of the Participant’s death, payments of the Participant’s accounts has not commenced pursuant to this Article VI, the distributions made pursuant to this Section 6.8 shall be made to the Participant’s beneficiary in accordance with the then current and valid distribution election made by the Participant (or, in the absence of such a distribution election, in accordance with the “default” provisions of Section 6.4 (Form of Distribution)). Notwithstanding the foregoing, a beneficiary may take a withdrawal upon an Unforeseeable Emergency pursuant to Section 6.9 (Payment Upon Unforeseeable Emergency) or change the timing and form of payment pursuant to Section 6.6 (Changes in Time and Form of Distribution) applying the provisions of such Sections by substituting the term “beneficiary” for “Participant” as the context requires, thereunder.

6.9 Payment Upon Unforeseeable Emergency.

(a) General. Notwithstanding any provision of the Plan to the contrary, if a Participant incurs an Unforeseeable Emergency, the Participant may elect to make a withdrawal from the Participant’s account (even after distribution of the Participants accounts has commenced pursuant to Section 6.2 (General Right to Receive Distribution). A withdrawal on account of Unforeseeable Emergency may be made if, as determined under regulations of the Secretary of the Treasury, the amounts withdrawn with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal, after taking into account the extent to which such hardship is or may be relieved:

(1) through reimbursement or compensation by insurance or otherwise;

(2) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(3) by cessation of deferrals under the Plan.

(b) Information Required. A Participant who wishes to receive a distribution pursuant to this Section 6.9 shall apply for such distribution to the Plan Administrator and shall provide information to the Plan Administrator reasonably necessary to permit the Plan Administrator to determine whether an Unforeseeable Emergency exists and the amount of the distribution reasonably needed to satisfy the emergency need.

6.10 Payment Upon Re-Employment. This Section 6.10 shall apply to an individual who incurs a Separation from Service (at the time of such Separation from Service is a Participant), is subsequently re-employed by the Company or an Affiliate and as of the date of such re-employment is a Participant in the Plan by virtue of amounts remaining allocated to such Participants accounts.

(a) Payments Not Commenced at Time of Re-Employment. If, as of the date of re-employment, payments pursuant to the Plan have not commenced, distributions shall be made in accordance with the then current election on file with the Plan Administrator subject to the other provisions of this Article VI. For purposes of this paragraph (a), the Participant’s previous Separation from Service shall be disregarded. If, pursuant to Section 3.2(d) (Timing of Deferral Elections - Deferral Elections Upon Re-Employment), a Participant elects to make deferrals following such re-employment, the provisions of this paragraph (a) shall apply to amounts deferred prior to and after such re-employment.

(b) Payments Commenced at Time of Re-Employment. If, as of the date of re-employment, payments pursuant to the Plan have commenced, such payments shall continue in accordance with the distribution elections in effect immediately prior to such re-employment. If, pursuant to Section 3.2(d) (Timing of Deferral Elections - Deferral Elections Upon Re-Employment), a Participant elects to make deferrals following such re-employment, such post-re-employment deferrals shall be tracked separately and the amounts so deferred shall be subject to their own distribution elections pursuant to this Article VI.

6.11 Withholding. All distributions will be subject to all applicable tax and withholding requirements.

6.12 Ban on Acceleration of Benefits. Neither the time nor the schedule of any payment under the Plan may be accelerated except as permitted in regulations or other guidance issued by the Internal Revenue Service or the Department of the Treasury and as incorporated herein.

ARTICLE VII
SPIN-OFF FROM SEIP AND DEIP

7.1 General. In response to the enactment of Section 409A of the Code and pursuant to transitional guidance issued by the Internal Revenue Service and the Department of Treasury, deferrals and matching credits under SEIP and DEIP have been frozen and all amounts deferred and vested in those plans prior to January 1, 2005 have been “grandfathered” and thus are not subject to the requirements of Section 409A. The deferrals and matching credits made pursuant to SEIP and DEIP from January 1, 2005 through March 25, 2007, (and the earnings/losses thereon) will be spun-off to the Plan as provided in this Article VII.

7.2 Amounts Spun-Off. All amounts credited to participant accounts in SEIP and DEIP on or after January 1, 2005 through March 25, 2007 and not fully distributed on or before April 1, 2007 shall be spun-off and allocated to Plan accounts, and shall be invested, as provided in Section 7.3 (Allocation and Investment of SEIP and DEIP Amounts). The amounts deferred prior to January 1, 2005 shall be determined in accordance with Q&A-17 of I.R.S. Notice 2005-1, proposed and final regulations, and any other applicable guidance issued by the Internal Revenue Service or the Department of Treasury.

7.3 Allocation and Investment of SEIP and DEIP Amounts. Amounts spun-off from SEIP and DEIP shall be allocated to accounts under the Plan in accordance with this Section 7.3.

(a) SEIP. Amounts deferred by participants under SEIP shall be allocated to the Participant’s Excess Deferral Account in the Plan. Matching credits made by the Company under SEIP shall be allocated to the Participant’s Excess Matching Credit Account in the Plan.

(b) DEIP. Amounts deferred by participants under DEIP shall be allocated to the Participant’s Supplemental Deferral Account in the Plan. Matching credits made by the Company under DEIP shall be allocated to the Participant’s Supplemental Matching Credit Account in the Plan.

(c) Investments. The amounts spun-off to the Plan in accordance with Section 7.2 (Amounts Spun-Off) shall be invested in accordance with Section 5.2(b)(2) (Investment Direction - Participant Directions - Spin-Off From SEIP and DEIP).
7.4 Deferral Elections. Deferral elections made by participants in DEIP and SEIP for amounts deferred in 2007 on and after March 26, 2007 shall apply to the Plan as provided in this Section 7.4.

(a) SEIP. Elections to defer Eligible Pay in 2007 under SEIP shall be considered Excess Deferral elections pursuant to the Plan, provided such elections otherwise comply with Section 409A of the Code and any transitional guidance issued by the Internal Revenue Service or the Department of Treasury.

(b) DEIP. Elections to defer Base Pay in 2007 and elections to defer Incentive Compensation paid in 2007 for any performance periods ending between July 1, 2006 and December 31, 2006 under DEIP shall be considered Supplemental Deferral elections pursuant to the Plan, provided such elections otherwise comply with Section 409A of the Code and any transitional guidance issued by the Internal Revenue Service or the Department of Treasury.

(c) Investments. The amounts deferred in accordance with this Section 7.4 (Deferral Elections) shall be invested in accordance with Section 5.2(b)(2) (Investment Direction - Participant Directions - Spin-Off From SEIP and DEIP).

7.5 Distribution Elections.

(a) Participants in Pay Status. The distribution elections made pursuant to SEIP and/or DEIP in good faith compliance with Section 409A by the Participants identified in Section 6.7(b)(2)(i) (Special Election Period - Application of Election Period - Participants to Whom Election Period Does Not Apply - Participants in Pay Status) shall continue to apply.

(b) Other Participants. All other individuals whom become Participants by virtue of the spin-off described in this Article VII shall make elections regarding the timing and form of distributions in accordance with Section 6.7 (Special Election Period).

7.6 Effective Date of Spin-Off. The spin-off described in this Article VII shall be effective as of 11:59:59 P.M. on March 25, 2007.

ARTICLE VIII
ADMINISTRATION OF THE PLAN

8.1 General Powers and Duties. The following list of powers and duties is not intended to be exhaustive, and the Plan Administrator shall, in addition, exercise such other powers and perform such other duties as he may deem advisable in the administration of the Plan, unless such powers or duties are expressly assigned to another pursuant to the provisions of the Plan.

(a) General. The Plan Administrator shall perform the duties and exercise the powers and discretion given to him in the Plan document and by applicable law and his decisions and actions shall be final and conclusive as to all persons affected thereby. The Company and the Adopting Affiliates shall furnish the Plan Administrator with all data and information that the Plan Administrator may reasonably require in order to perform his functions. The Plan Administrator may rely without question upon any such data or information.

(b) Disputes. Any and all disputes that may arise involving Participants or beneficiaries shall be referred to the Plan Administrator and his decision shall be final. Furthermore, if any question arises as to the meaning, interpretation or application of any provisions of the Plan, the decision of the Plan Administrator shall be final.

(c) Agents. The Plan Administrator may engage agents, including recordkeepers, to assist him and he may engage legal counsel who may be counsel for the Company. The Plan Administrator shall not be responsible for any action taken or omitted to be taken on the advice of such counsel, including written opinions or certificates of any agent, counsel, actuary or physician.

(d) Insurance. At the Director’s request, the Company shall purchase liability insurance to cover the Director in his activities as the Plan Administrator.

(e) Allocations. The Plan Administrator is given specific authority to allocate responsibilities to others and to revoke such allocations. When the Plan Administrator has allocated authority pursuant to this paragraph, the Plan Administrator is not to be liable for the acts or omissions of the party to whom such responsibility has been allocated.

(f) Records. The Plan Administrator shall supervise the establishment and maintenance of records by its agents, the Company and each Adopting Affiliate containing all relevant data pertaining to any person affected hereby and his or her rights under the Plan.

(g) Interpretations. The Plan Administrator, in his sole discretion, shall interpret and construe the provisions of the Plan (and any underlying documents or policies).

(h) Electronic Administration. The Plan Administrator shall have the authority to employ alternative means (including, but not limited to, electronic, internet, intranet, voice response or telephonic) by which Participants may submit elections, directions and forms required for participation in, and the administration of, the Plan. If the Plan Administrator chooses to use these alternative means, any elections, directions or forms submitted in accordance with the rules and procedures promulgated by the Plan Administrator will be deemed to satisfy any provision of the Plan calling for the submission of a written election, direction or form.

(i) Accounts. The Plan Administrator shall combine the various accounts of a Participant if he deems such action appropriate. Furthermore, the Plan Administrator shall divide a Participant’s accounts into sub-accounts if he deems such action appropriate.

(j) Delegation. The Plan Administrator may delegate his authority hereunder, in whole or in part, in his sole and absolute discretion.

8.2 Claims Procedures. Benefit claims under the Plan shall be resolved in accordance with uniform and nondiscriminatory procedures adopted by the Plan Administrator in accordance with Section 503 of ERISA.

ARTICLE IX
AMENDMENT

9.1 Amendment. The Company shall have the right at any time to amend, in whole or in part, any or all of the provisions of this Plan by action of the Board of Directors of the Company; provided, however, if the amendment does not constitute a reallocation of fiduciary duties among those designated to act under the Plan or an allocation of fiduciary duties to committees and/or persons not previously designated to act under the Plan, then the Company’s Vice President, Human Services Division, shall have the authority to amend the Plan, acting in consultation with the Company’s Chairman of the Board and the appropriate Group President(s) of the Company (or in consultation with the full Board of Directors if the Chairman of the Board deems it necessary and appropriate). The Company’s Vice President, Human Services Division, may designate any other officer(s) of the Company as having authority to amend the Plan in the Vice President’s absence, which officer shall also act in consultation with the Company’s Chairman of the Board and the appropriate Group President(s) of the Company (or in consultation with the full Board of Directors if the Chairman of the Board deems it necessary and appropriate).

9.2 Effect of Amendment. Any amendment of the Plan shall not directly or indirectly reduce the balance of any Plan account as of the effective date of such amendment.

9.3 Termination. The Company expressly reserves the right to terminate the Plan. In the event of termination, the Company shall specify whether termination will change the time at which distributions are made; provided that any acceleration of a distribution is consistent with Section 409A of the Code. In the absence of such specification, the timing of distributions shall be unaffected by termination.

ARTICLE X
GENERAL PROVISIONS

10.1 Participant’s Rights Unsecured. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any distributions hereunder. The right of a Participant or his or her designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company. All amounts credited to a Participant’s accounts hereunder shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. Nothing in this Section shall preclude the Company from establishing a “Rabbi Trust,” but the assets in the Rabbi Trust must be available to pay the claims of the Company’s general creditors in the event of the Company’s insolvency.

10.2 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

10.3 No Enlargement of Employee Rights. No Participant shall have any right to receive a distribution from the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or an Adopting Affiliate.

10.4 Section 409A Compliance. The Company intends that the Plan meet the requirements of Section 409A of the Code and the guidance issued thereunder. The Plan shall be administered, construed and interpreted in a manner consistent with that intention.

10.5 Spendthrift Provision. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor shall any such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims in bankruptcy proceedings. This Section shall not preclude arrangements for the withholding of taxes from deferrals, credits, or benefit payments, arrangements for the recovery of benefit overpayments, arrangements for the transfer of benefit rights to another plan, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

10.6 Domestic Relations Orders. Notwithstanding any provision of the Plan to the contrary, and to the extent permitted by law, a Participant’s accounts may be assigned or alienated pursuant to a “Domestic Relations Order” (as such term is defined in Section 414(p)(1)(B) of the Code), subject to such uniform rules and procedures as may be adopted by the Plan Administrator from time to time. Any amount subject to a Domestic Relations Order shall be distributed as soon as practicable.

10.7 Incapacity of Recipient. If the Plan Administrator is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Plan Administrator shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Plan Administrator is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of the Company and the Plan therefore.

10.8 Successors. The Plan shall be binding upon the successors and assigns of the Company and upon the heirs, beneficiaries and personal representatives of the individuals who become Participants hereunder.

10.9 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Plan Administrator, the Company, nor any individual acting as the Plan Administrator’s, or the Company’s employee, agent, or representative shall be liable to any Participant, former Participant, beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

10.10 Conflicts. If any person holds a position under the Plan through which he or she is charged with making a decision about the administration of his or her own (or any immediate family member’s) Plan participation, including, without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, then such person shall be recused and the decision shall be made by the Plan Administrator. If a decision is required regarding the administration of the Plan Administrator’s Plan participation, including without limitation, decisions regarding eligibility, or account valuation, or the administration of his or her Plan investments, such decision shall be made by the Company’s Vice President, Human Services Division. Nothing in this Section 10.10 shall be construed to limit a Participant’s or the Plan Administrator’s ability to make decisions or elections with regard to his or her participation in the Plan in the same manner as other Participants.